                                                                    Exhibit 10.1



                               SERVICING AGREEMENT

         This SERVICING AGREEMENT (the "Agreement") is entered into as of September 15, 1997, but deemed to be effective, solely for purposes of the calculation of the Servicing Fee pursuant to Section 2.4(a) hereof, as of the Effective Time as defined in the Purchase Agreement as hereinafter defined, by and among KARS-YES FINANCIAL, INC., a Delaware corporation, as owner ("Owner"), CITICORP USA, INC., as agent (or any successor agent) under the Amended and Restated Financing dated as of April 29, 1996, as amended from time to time, ("Agent"), CHAMPION ACCEPTANCE CORPORATION, an Arizona corporation, as servicer ("Servicer") and, for the limited purpose of Section 7.15, UGLY DUCKLING CORPORATION ("UDC") and, for the limited purposes of (i) certain notice, information and inspection rights provided below and (ii) Section 7.16, THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES AND EQUITABLE CAPITAL PRIVATE INCOME AND EQUITY PARTNERSHIP II, L.P. (collectively, the "Noteholders").

                                    RECITALS

         WHEREAS, pursuant to that certain Agreement for Purchase and sale of Certain Assets by and between Kars-Yes Holdings, Inc., a Texas corporation ("Parent"), Owner, and Kars-Yes, Inc., a Delaware corporation ("Retail") as sellers (collectively, the "Sellers"), and Ugly Duckling Corporation, a Delaware corporation, as buyer ("Buyer"), dated of even date herewith (the "Purchase Agreement"), Buyer has agreed to purchase the operations of Owner, the headquarters operations of Parent and Sellers, and the retail operations of Retail in certain states, including all equipment owned by Sellers for such operations (the "Assets");

         WHEREAS, Owner has entered into an Amended and Restated Financing dated as of April 29, 1996, as amended from time to time, pursuant to which the lenders thereunder made certain loans and other financial accommodations to the Owner. To secure the obligations of the Owner thereunder, the Owner granted to the Agent a security interest in substantially all of its assets.

         WHEREAS, Owner is entering into an Agreement and Consent and related documents and agreements with and for the benefit of the Noteholders in connection with the orderly liquidation of Owner's assets;

         WHEREAS, in connection with the sale of Assets to Buyer, Servicer, a subsidiary of Buyer, has agreed to service certain Receivables currently owned by Owner; and

         WHEREAS, for the purpose of effectuating the intent of the parties hereto, Servicer and Owner have agreed to enter into this Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

                                   DEFINITIONS

         1.1. Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

                  "Account Debtor" shall mean, with respect to a Receivable, the purchaser or copurchaser of the related Financed Vehicle or any other Person who owes or may be liable for payments under such Receivable.

                  "Agent's Notice" shall mean the written notice by Agent to the Servicer and the Noteholders pursuant to Section 7.16.

                  "Amended and Restated Financing" shall mean the Amended and Restated Financing dated as of April 29, 1996, as amended from time to time.

                  "Backup Servicer" shall mean any backup servicer appointed pursuant to Section 2.1(c).

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a Federal Reserve Bank holiday.

                  "Charged-Off Loss Ratio" means, for each Collection Period, the quotient of (i) the net Principal Balance of all Receivables which become Charged-Off Receivables during such Collection Period in accordance with the Collection Policy divided by (ii) the aggregate of the Principal Balance of all Receivables as of the beginning of such Collection Period, which quotient shall be expressed as a percentage. Calculations under this definition shall be made with respect to Receivables covered by this Agreement and the Sub-servicing Agreement.

                  "Charged-Off Receivable" shall mean a Receivable that is charged-off pursuant to the Collection Policy.

                  "Collection Account" shall mean Account No. 4073-9299 in the name of the Agent at Citibank, N.A., 399 Park Avenue, New York, New York, 10022.

                  "Collection Period" shall mean each calendar month during the term of this Agreement. Any amount stated "as of the close of business on the last day of a Collection Period"

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shall give effect to the following calculations as determined as of the end of the day on such last day: (1) all collections, (2) all applications of collections and (3) all distributions.

                  "Collection Policy" shall mean that certain Collection and Account Liquidations Policy and Procedures Manual, a copy of which is attached hereto as Exhibit A.

                  "Contract" shall mean a retail installment sale contract, with any amendments thereto, relating to a Receivable, pursuant to which an Account Debtor has purchased a Financed Vehicle.

                  "Debtor Relief Laws" shall mean the Bankruptcy Code (Title 11 of the United States Code) of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshaling of assets or similar debtor relief laws of the United States or any state of the United States from time to time in effect affecting the rights of creditors generally.

                  "Delinquency Measurement" means, as of the end of the Collection Period, the quotient of (i) the aggregate of the Principal Balance of all Receivables which have Scheduled Payments for which all or any part in excess of 10% of such Scheduled Payment is due and unpaid more than thirty (30) days from the due date of such Scheduled Payments, divided by (ii) the aggregate of the Principal Balance of all Receivables as of the end of the Collection Period which is two months prior to such Collection Period, which quotient is expressed as a percentage. Calculations under this definition shall be made with respect to Receivables covered by this Agreement and the Subservicing Agreement.

                  "Designated Deposit Accounts" means the depository bank accounts and the consolidating depository bank accounts, established and maintained by the Servicer and set forth on Exhibit I attached hereto, which (i) are not operating accounts of Servicer, (ii) are not subject to any Lien in favor of any Person, and (iii) are deposit only accounts and withdrawals from such depository bank accounts may only be made either (a) for sweeping into consolidating Designated Deposit Accounts or (b) at the same time withdrawals from consolidating Designated Deposit Accounts are made for remittances by Servicer in accordance with Section 2.2(b) of this Agreement.

                  "Financed Vehicle" shall mean any automobile, van, sport utility vehicle, or light truck securing an Account Debtor's indebtedness under a Receivable.

                  "Indebtedness" means, as applied to any Person at any time,
(a) all indebtedness, monetary obligations or other monetary liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) with respect to letters of credit issued for such Person's account, (iii) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (iv) in respect of capital


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leases or (v) in respect of guaranties in connection with any of the foregoing;
(b) all indebtedness, monetary obligations or other monetary liabilities of such Person secured by a lien on any property of such Person whether or not such indebtedness, monetary obligations or monetary liabilities are assumed by such Person; (c) all preferred stock subject to mandatory redemptions; (d) all indebtedness, monetary obligations or other monetary liabilities of such Person under, in connection with or relating to a securitization facility; and (e) all contingent contractual monetary obligations with respect to any of the foregoing.

                  "Insurance Policies" shall have the meaning set forth in
Section 2.11(a).

                  "Insurance Proceeds" shall mean all amounts paid by an insurance company for claims on any Financed Vehicle.

                  "Lien" shall mean a security interest, lien, charge, pledge or encumbrance of any kind.

                  "Loan Documents" shall mean all of the documents, instruments and other agreements evidencing, arising from, or pertaining to the Receivables, including, but not limited to, all documents that comprise the Servicer Files, as defined in Section 2.12 below.

                  "Monthly Servicer Reports" shall mean reports in the form of Exhibit B attached hereto as required by Section 2.2(c).

                  "Officer's Certificate" shall mean a certificate signed by the chairman of the board, the president, any vice chairman of the board, any vice president, the treasurer, the controller or any assistant treasurer or any assistant controller of Servicer.

                  "Person" shall mean any individual, corporation, partnership, joint venture, trust, proprietorship, or other entity.

                  "Principal Balance" shall mean, (i) with respect to any Receivable as of any date, the principal balance of the Receivable, and (ii) with respect to any pre-computed loan, the gross amount of the loan less any unearned interest, calculated in accordance with the simple interest method of accounting for principal and interest.

                  "Receivable" shall mean each Contract for a Financed Vehicle owned by Owner which shall appear on Schedule A to this Agreement.

                  "Receivable Files" shall have the meaning set forth in Section 2.13.

                  "Rolling Average Charged-Off Loss Ratio" means the monthly average of the Charged-Off Loss Ratio for any 3 consecutive months; provided that, until the first 3 months from

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the date hereof have expired, the Rolling Average Charged-Off Loss Ratio shall be the monthly average of the Charged-Off Loss Ratio for the prior months, including the Rolling Average Charged-Off Loss Ratio of the Owner hereunder and of the "Collection Agent" under the Subservicing Agreement. Calculations under this definition shall be made with respect to Receivables covered by this Agreement and the Subservicing Agreement.

                  "Rolling Average Delinquency" means the average of the Delinquency Measurements for any three consecutive months; provided that, until the first three months after the date hereof have expired, the Rolling Average Delinquency shall be the average of the Delinquency Measurements for the prior months, including the Rolling Average Delinquency of the Owner hereunder and of the "Collection Agent" under the Subservicing Agreement. Calculations under this definition shall be made with respect to Receivables covered by this Agreement and the Subservicing Agreement.

                  "Scheduled Payment" means, for any Collection Period for any Receivable, the amount indicated in such Receivable as required to be paid by the Account Debtor in such Collection Period (without giving effect to any rescheduling of payments in any insolvency or similar proceedings).

                  "Senior Debt" shall have the meaning set forth in Section
7.16.

                  "Servicer Files" shall have the meaning set forth in Section 2.12.

                  "Servicing Period" shall mean the period of time from the date of this Agreement to December 31, 2002.

                  "Subservicing Agreement" shall mean that certain Subservicing Agreement entered into as of even date herewith, by and among Owner, Servicer, and MBIA Insurance Corporation, pursuant to which Owner has agreed to subcontract with Servicer for the servicing, administering and collecting of the Loans, as defined therein.

                  "Termination Notice" shall have the meaning set forth in
Section 5.2(a).

                  "Total Collections" shall mean, for any Collection Period, the total of all cash collections during such Collection Period pursuant to this Agreement and pursuant to the Subservicing Agreement of interest, principal and net proceeds from the sale or disposition of any Financed Vehicle prior to the payment of any expenses, costs or other deductions, but excluding the proceeds from any Charged-Off Receivable after the Receivable has become a Charged-Off Receivable.

                  "Total Cumulative Collections" shall mean the aggregate of all cash collections pursuant to this Agreement and pursuant to the Subservicing Agreement of interest, principal and


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net proceeds from the sale or disposition of any Financed Vehicle prior to the payment of any expenses, costs or other deductions, but excluding the proceeds from any Charged-Off Receivable after the Receivable has become a Charged-Off Receivable.

                  "UCC" shall mean the Uniform Commercial Code as in effect in the respective jurisdiction.

         1.2. Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to "writing" include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term "including" means "including without limitation."

         1.3. Section References. All section references shall be to Sections in this Agreement.

                                   ARTICLE II

                   ADMINISTRATION AND SERVICING OF RECEIVABLES

         2.1. Appointment.

                  (a) Owner and Agent hereby appoint Champion Acceptance Corporation, an Arizona corporation, as Servicer. Servicer shall perform, during the Servicing Period, the services required pursuant to the terms of this Agreement. In performing its duties, Servicer shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable, within the terms of this Agreement and the Collection Policy, and consistent with the standard of care required by Section 2.16 hereof.

                  (b) Servicer may resign as Servicer under this Agreement upon ninety (90) days' prior written notice to Owner, Agent and Noteholders. Servicer shall cooperate with the transfer of the servicing to a successor servicer appointed by Agent. The effective date of the resignation of Champion Acceptance Corporation as Servicer under this Agreement shall be established by Agent and shall be no less than thirty (30) or more than one hundred eighty (180) days after the date of delivery to Owner, Agent and the Noteholders of Servicer's notice of resignation.

                  (c) Agent reserve(s) the right to appoint, at the expense of Owner, a backup servicer for the Receivables (the "Backup Servicer"). Upon notice to Servicer of such appointment, Servicer shall deliver to the Backup Servicer copies of all notices, reports and computer diskettes required to be delivered by Servicer to Owner or Agent under this Agreement.



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
         2.2. Collection of Receivables; Defaulted Receivables; Reporting Obligations.

                  (a) Servicer shall be responsible for collection of payments called for under the terms and provisions of the Receivables, as and when the same shall become due, and shall act in accordance with Section 3.1(a) and the standard of care set forth in Section 2.16.

                  (b) If the full amount of a scheduled payment due under a Receivable is not received on its due date, Servicer shall use reasonable efforts consistent with the standard of care set forth in Section 2.16 hereof, to obtain payment from such Account Debtor in accordance with the Collection Policy until (i) the payment is received, (ii) the Financed Vehicle with respect to such Receivable has been repossessed and sold, (iii) Servicer has determined that all amounts collectable on the Receivable have been collected or (iv) the Receivable has become a Charged-Off Receivable. Servicer shall use reasonable efforts, consistent with the standard of care set forth in Section 2.16 hereof, to collect funds on a Receivable. Servicer shall prepare and make available for inspection by Owner, Backup Servicer, Agent and the Noteholders daily collection and reconciliation reports which account for all remittances to the Collection Account. Such collections shall be deposited into the Collection Account within two (2) Business Days of the day of receipt net of any amounts that represent collections with respect to the Receivables previously deposited in the Collection Account but as to which the check or other form of non-cash payment by the Account Debtor has been returned as noncollectible and as to which no subsequent collection of such amount from the Account Debtor or recovery pursuant to this provision has previously been made.

                  (c) Servicer shall provide to Owner, Backup Servicer, Agent and the Noteholders, Monthly Servicer Reports substantially in the form attached hereto as Exhibit B, as it may be amended from time to time. Each Monthly Servicer Report shall be accompanied by an Officer's Certificate substantially in the form attached hereto as Exhibit C. Each Monthly Servicer Report and Officer' Certificate relating to such reports shall be delivered within ten (10) calendar days following the end of each Collection Period. Servicer shall also provide to Owner, Backup Servicer, Agent and the Noteholders Weekly Delinquency Reports substantially in the form attached hereto as Exhibit D. Such reports shall be delivered within two Business Days following the end of each weekly period.

                  (d) Within ten (10) calendar days following the last day of each Collection Period, Servicer shall forward to Owner until appointment of a Backup Servicer and thereafter to Backup Servicer, via reputable overnight courier or electronic transmission, (i) a computer diskette, in a format mutually acceptable to (i) Servicer and (ii) to Agent and Owner, or to Backup Servicer after its appointment hereunder, of its computerized records reflecting
(A) all collections received during such Collection Period with respect to the Receivables, (B) the Principal Balance of the Receivables as of the last day of the Collection Period, and (C) information as of the last day of such Collection Period regarding the number of Receivables for which an Account Debtor has failed to make any required payments on the dates such payments were to have been made and such failure has continued for ninety (90) days, and (ii) a manually prepared report as of the last day of such

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Collection Period regarding the number of repossessed Financed Vehicles and the number of sales of repossessed Financed Vehicles as of the last day of such Collection Period.

         2.3.     Realization Upon Receivables.

                  (a) In the event an Account Debtor has failed to make any portion of a payment on a Receivable on the dates such payments were to have been made and such failure continues, Servicer shall use reasonable efforts, consistent with the standard of care set forth in Section 2.16, to repossess or otherwise convert the ownership of the Financed Vehicle securing such Receivable.

                  (b) In the event of a repossession, Servicer shall follow customary and usual practices and procedures consistent with the standard of care set forth in Section 2.16 in disposing of the repossessed vehicle, which may include selling such Financed Vehicle at a public or private sale. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, Servicer shall not expend funds for the repair or repossession of such Financed Vehicle unless Servicer shall determine in its discretion that such repair or repossession should increase the proceeds to be received upon sale by an amount greater than the amount of such expenses.

         2.4. Servicing Fee, Expenses, and Fees. In consideration of the servicing obligations to be undertaken by Servicer pursuant to this Agreement, Owner shall, in accordance with Article III of this Agreement, (a) commencing with the Effective Time, pay to Servicer a monthly fee in an amount equal to the greater of (i) 3 1/4% per annum computed on a monthly basis of the aggregate outstanding Principal Balance of all of the Receivables, other than Charged-Off Receivables, as of the first day of the immediately preceding month, or (ii) $15.00 per month, per Receivable, other than Charged-Off Receivables, that were serviced by Servicer as of the first day of the immediately preceding month; (b) reimburse Servicer for all expenses incurred by Servicer as set forth on Exhibit E attached hereto; (c) permit Servicer to collect and retain modification and extension fees actually paid by Account Debtors but only after all Scheduled Payments which are due from such Account Debtor have been collected in full, the Account Debtor is current under the Account Debtor's Loan Documents and subject to the limitation that without the prior written consent of Agent, no more than three percent (3%) of all of the Receivables serviced hereunder may be the subject of such fees in any single Collection Period; and (d) pay to Servicer bonuses to the extent that Total Cumulative Collections exceed $160,000,000, with each such bonus to be paid monthly as a percentage of Collections which are in excess of the base Total Cumulative Collections set forth below:




                        [See Table on the following page]


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

        Total Cumulative Collections Above                Percentage Bonus
        ----------------------------------                ----------------
                   $160,000,000                                  5%
                    161,000,000                                  7%
                    162,000,000                                  9%
                    163,000,000                                  11%
                    164,000,000                                  13%
                    165,000,000                                  15%
                    166,000,000                                  17%
                    167,000,000                                  19%
                    168,000,000                                  21%
                    169,000,000                                  23%
                    170,000,000                                  25%
                    171,000,000                                  27%
                    172,000,000                                  29%
                    173,000,000                                  31%
                    174,000,000                                  33%
                    175,000,000                                  35%
                    176,000,000                                  37%
                    177,000,000                                  39%
                    178,000,000                                  41%
                    179,000,000                                  43%


         2.5. Maintenance of Security Interests in Financed Vehicles. Servicer will use reasonable efforts consistent with the standard of care set forth in
Section 2.16 hereof, to maintain the priority and perfection of the security interest created by each Receivable in the related Financed Vehicle including, but not limited to, obtaining the execution by the Account Debtor and the recording, registering, filing, re-recording, re-registering and refiling of all security agreements, financing statements, continuation statements and registrations or instruments as are necessary to maintain the security interest granted by the Account Debtor under the respective Receivable and to maintain the perfection of the security interest of Owner and Agent in such Financed Vehicles which now exist or may hereafter arise or be created. Owner and Agent hereby authorize Servicer to take such steps as are necessary to re-perfect or continue the perfection and priority of such security interests on behalf of Owner and Agent in the event of the relocation of a Financed Vehicle or for any other reason.

         2.6. Covenants of Servicer; Notices. Except as otherwise provided in the Collection Policy:

                  (a) Servicer shall (i) not release any Financed Vehicle securing any Receivable from the security interest granted therein by such Receivable in whole or in part except in the event of payment in full by the Account Debtor thereunder, or upon transfer of the Financed Vehicle to

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a successor purchaser following repossession by Servicer, (ii) not impair the rights of Owner or Agent in the Receivables, (iii) not sell, pledge, assign, or transfer to any other Person, or grant, create, incur or assume any Lien on any Receivable or any interest therein or permit any creditor of Servicer to have any Lien on any Receivable or any interest therein, (iv) immediately notify Owner, Agent and the Noteholders of the existence of any Lien on any Receivable (other than the Lien of Agent) if Servicer has actual knowledge thereof other than normal mechanics liens and impound notices which Servicer will treat in a customary manner, (v) defend the right, title, and interest of Owner and Agent in, to and under the Receivables against all claims of third parties claiming through or under Servicer, (vi) deposit into the Designated Deposit Accounts and to the Collection Account all payments received by Servicer with respect to the Receivables in accordance with this Agreement, (vii) promptly notify Owner, Agent and the Noteholders of the occurrence of any Event of Servicing Termination and any breach by Servicer of any of its covenants or representations and warranties contained herein, and (viii) upon the discovery of the relocation out of state of a Financed Vehicle, promptly notify Owner and Agent of the occurrence of any event which, to the knowledge of the Servicer, would require that Owner or Agent make or cause to be made any filings, reports, notices, or applications or seek any consents or authorizations from any and all government agencies, tribunals, or authorities in accordance with the UCC and any state vehicle license or registration authority as may be necessary or advisable to create, maintain, and protect a first-priority security interest of Agent in, to and on the Financed Vehicles and a first-priority security interest of Agent in, to, and on the Receivables. Any out-of-pocket expenses and costs incurred by Servicer in complying with Subsection 2.6(a)(viii) shall be reimbursed to Servicer pursuant to Exhibit E.

                  (b) Servicer shall, within four (4) Business Days after its receipt thereof, respond to all reasonable written directions or written requests for information or data extract disks that Owner, Agent, the Noteholders or Backup Servicer might have with respect to the administration of the Receivables; provided, however, that in the event that any request received, requests information not otherwise required to be set forth in the Monthly Servicer Report and not reasonably available from the electronic files and the computer system, Servicer shall have a reasonable period of time to meet such request and shall be reimbursed for the cost of providing such information pursuant to Exhibit E.

                  (c) Servicer will promptly advise Owner and Agent of any inquiry received from an Account Debtor which contemplates the consent of Owner and Agent. Inquiries contemplating the consent of Owner and Agent shall include, but shall not be limited to, inquires about settlement of any unasserted claim or defense, or compromise of any amount an Account Debtor owes or any other matters Servicer should reasonably understand are not within Servicer's authority under this Agreement, provided however, that, in accordance with the Collection Policy, Servicer shall have the ability to settle any account that does not result in a charge-off of greater than $500. Any amount over such limit will require that Servicer notify Owner and Agent of such request, and that Owner and Agent respond to Servicer within five (5) Business Days as to whether or not Owner and Agent shall accept such proposal. If Owner or Agent does not respond to Servicer within such time period the proposal shall be deemed approved by Owner and Agent.


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
         2.7. Annual Statement as to Compliance. Servicer shall deliver to Owner, Agent and the Noteholders on or before January 31st of each year, an Officer's Certificate, dated effective as of December 31 of the preceding year, stating that (i) a review of the activities of Servicer during the preceding twelve (12) month period (or such shorter period, as is applicable) and of its performance under this Agreement during such period has been made under such officer's supervision and (ii) based on such review, Servicer has materially fulfilled all its obligations under this Agreement throughout such period, or if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the remedies thereof being pursued.

         2.8. Adequacy of Computer System. Subject to the terms of this Section 2.8, Servicer, in its sole discretion, may modify the computer hardware and software transferred from Sellers to Buyer pursuant to the Purchase Agreement in such manner so that any problem associated with the "year 2000" is resolved and handled appropriately by such computer system. Owner and Servicer agree to share the costs which may be incurred by Servicer for any such modifications up to a maximum amount of $250,000, as follows, Owner shall reimburse Servicer for twenty-five percent (25%) of the actual costs incurred by Servicer for any of such modifications up to a maximum amount of $62,500 and Servicer agrees to pay for seventy-five percent (75%) of the actual costs incurred by Servicer for any such modifications up to a maximum payment by Servicer of $187,500. In the event the Servicer determines, on or before October 1, 1998, without regard to the expenditure of any funds, or after October 1, 1998 and after the expenditure of $250,000 as contemplated by this Section 2.8, that the system modifications are not complete and/or that the system will not appropriately account for the Receivables, Servicer shall notify Owner, Agent and the Noteholders in writing of such determination. Servicer may proceed with any modifications on any schedule deemed appropriate by Servicer, provided that Servicer shall be obligated to expend up to $187,500 of its funds and to undertake the modifications contemplated by this Section 2.8 if Servicer has not notified Owner, Agent and the Noteholders on or before October 1, 1998 as described in the preceding sentence. Following receipt of notice of Servicer's determination of the inability to resolve the "year 2000" problem, Owner and Agent may, in their sole discretion, terminate this Agreement as provided in Section 5.2 without payment of any penalty or termination fee to Servicer. In the event this Agreement is not terminated as to Servicer pursuant to the preceding sentence, Servicer shall not be responsible for information provided by it in accordance with this Agreement which is affected by the problem intended to be corrected by this Section 2.8. Servicer agrees that the modifications which may be made pursuant to this Section 2.8 will be made to the greatest extent possible by Servicer's in-house MIS personnel and that all costs will be based upon actual and reasonable charges for such in-house personnel.

         2.9.     Inspection.

                  (a) At all times during the term hereof, Servicer shall afford Owner, Agent and the Noteholders, and their respective authorized agents, upon one (1) Business Day's prior written

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notice, reasonable access, during normal business hours, to Servicer's collection centers, payment centers and records relating to the Receivables, without charge, and will cause its personnel to provide reasonable assistance in any such examination. The examination referred to in this Section 2.9 will be conducted in a manner which does not unreasonably interfere with Servicer's normal operations or customer or employee relations. Without otherwise limiting the scope of the examination, Owner, Agent or Noteholders may, using generally accepted auditing principles, conduct a quarterly cash audit, including but not limited to a review of the daily collection reports prepared pursuant to Section 2.2(b) and the deposits relating thereto, verify the status of each Receivable and review Receivable Files, Servicer Files, and records relating thereto for conformity to Monthly Servicer Reports prepared pursuant to Section 2.2(c) and compliance with the standards represented to exist as to each Receivable subject to this Agreement. Nothing herein shall require Owner, Agent or Noteholders to conduct any inspection pursuant to this Section, and any expense incurred by the inspecting party incident to the exercise by Owner, Agent or Noteholders of any right under this Section 2.9 shall be borne by the inspecting party. In addition, nothing in this Section shall affect the obligation of Servicer to observe any applicable law prohibiting disclosure of information regarding the Account Debtors, and the failure of Servicer to provide access to prohibited information as a result of such obligation shall not constitute a breach of this
Section 2.9.

                  (b) At all times during the term hereof, Servicer shall keep available a copy of the Servicer Files and Receivable Files at its office located at 600 North Pearl Street, Dallas, Texas, or at such other location as to which it shall give written notice to Owner, Agent and the Noteholders for inspection by any of them.

         2.10. Costs and Expenses. Except as set forth on Exhibit E and as otherwise specifically provided in this Agreement, all costs and expenses incurred by Servicer in carrying out its duties hereunder, and all other customary fees and expenses shall be paid or caused to be paid by Servicer out of the compensation to be paid to Servicer pursuant to Section 2.4.

         2.11. Responsibility for Insurance Policies; Processing of Claims Under Insurance Policies; Daily Records and Reports.

                  (a) Servicer, on behalf of Owner, will administer and enforce consistent with the standard of care set forth in Section 2.16 hereof, all rights of Owner provided for in the insurance policies relating to the Financed Vehicles (the "Insurance Policies").

                  (b) Servicer will administer consistent with the standard of care set forth in Section 2.16 hereof, the filings of claims under any Insurance Policies covering the Receivables by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the respective policies. Servicer shall use its best efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims, subject to the servicing standard set forth in Section 2.16 hereof. Servicer will utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers. Servicer shall not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the insurance policies in connection with filing such claims, perform any obligations of the named insured under the insurance policies, and shall not be required to institute any litigation or proceeding or otherwise enforce the obligations of any insured thereunder. Servicer shall not be responsible to Owner with respect to any Insurance Policies for any act or omission to act done in order to comply with the requirements or satisfy any provisions of the insurance policies. Notwithstanding anything else in this Section 2.11, Servicer shall have no responsibility to monitor, report or track whether Insurance Policies are in effect covering each Receivable.

         2.12.    Delivery of Copies of Documents to Servicer.

                  Servicer shall maintain legible copies (in electronic or hard-copy form, in Servicer's discretion) of the following documents in its files with respect to each Receivable and the Financed Vehicle related thereto (all such documents are referred to as "Servicer Files"):

                           (i) application of the Account Debtor;

                           (ii) the original Receivable and any amendments
                  thereto;

                           (iii) (A) a certificate of title with a Lien notation
                  or an application therefor or (B) if the appropriate state title registration agency issues a letter or other form of evidence of Lien in lieu of a certificate of title, the Lien entry letter or form or copies of correspondence to such state title registration agency, and all enclosures thereto, for issuance of the original Lien entry letter or form;

                           (iv) a certificate of insurance or application
                  therefor with respect to the Financed Vehicle securing the Receivable;

                           (v) the proof of income and references and credit
                  report;

                           (vi) the service contract, if any, on the Financed
                  Vehicle;

                           (vii) the credit life insurance policy, if any, and
                  the credit disability insurance policy, if any, on the Account Debtor relating to the Financed Vehicle; and

                           (viii) such other documents as the Servicer may
                  reasonably request in order to accomplish its duties under this Agreement.

Servicer shall keep books and records pertaining to each Receivable. Such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by applicable laws, regulations or decrees. All documents, whether developed or originated by Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of Owner and shall be held in trust by Servicer. Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them, except as subject to the conditions stated in this Agreement. Servicer shall bear the entire cost of restoration in the event any Servicer Files shall become damaged, lost or destroyed while in Servicer's possession or control. Notwithstanding the foregoing, any and all electronic files maintained by Servicer shall remain at all times of the property of Servicer.

         2.13. Possession of Receivable Files. Unless otherwise specified herein, Servicer shall maintain physical possession of the instruments and documents listed in Section 2.12; such other instruments or documents that modify or supplement the terms or conditions of any of the foregoing; and all other instruments, documents, correspondence and memoranda generated by or coming into the possession of Servicer (including, but not limited to, insurance premium receipts, ledger sheets, payment records, insurance claim files, correspondence and current and historical computerized data files) that are required to document or service any Receivable. Collectively, all of the documents described in this Section 2.13 with respect to a Receivable are referred to as "Receivable Files." Servicer hereby agrees that the computer files and other physical records of the Receivables maintained by Servicer will bear an indication reflecting that the Receivables are owned by Owner subject to the Lien of the Agent and that all Receivable Files shall remain the property of Owner subject to the Lien of the Agent and shall be held in trust by Servicer for the Agent. Servicer shall respond to third party inquiries concerning ownership of the Receivable by indicating that the Receivables are owned by Owner subject to the Lien of Agent.

         2.14. Processing of Information. Information with respect to each Receivable shall be recorded into Servicer's receivable management and accounting system.

         2.15. Warranties and Representations with Respect to Compliance with Law and Enforcement. Servicer warrants, represents and covenants that, in the event that Servicer realizes upon any Receivable, which realization may occur, without limitation, by collection, repossession, sale or lawsuit, the methods utilized by Servicer to realize upon such Receivable or to otherwise enforce any provisions of the Receivable will be conducted in accordance with the provisions of this Agreement and the standard of care set forth in Section 2.16.

         2.16.    Standard of Care.

                  (a) In performing its duties and obligations hereunder and in administering, realizing upon and enforcing the Receivables and the Insurance Policies relating to the Receivables pursuant to this Agreement, Servicer will comply in all material respects with all applicable state and federal laws and will service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with prudent industry standards, as are customarily employed by Servicer in servicing and administering motor vehicle retail installment sales contracts and notes owned or serviced by Servicer comparable to the

Receivables and pursuant to the Collection Policy. In performing such duties,
(i) Servicer shall comply with the Collection Policy, and (ii) Servicer shall not (A) with respect to the Collection Policy, make any amendment thereto relating to its pursuit of collections regarding the Receivables or extend the time period during which Servicer will take collection actions with respect thereto, except as provided pursuant to the last sentence of this subsection (a) or Section 2.6(c), or (B) except as provided in the last sentence of this subsection (a), make any other amendments to the Collection Policy without Owner's and Agent's prior consent. In addition, in performing its duties and obligations hereunder, Servicer shall comply in all material respects with all applicable federal and state laws and regulations and shall maintain all state and federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder. For purposes of this Section 2.16, the word "material" shall include any action or inaction on the part of Servicer which would have an adverse impact on the collectability or enforcement of a Receivable or adversely affect the security interest of Agent in a Receivable or a Financed Vehicle, or on the title of Owner in or to a Receivable. Servicer may modify the Collection Policy with the consent of Owner and Agent, which consent shall not be unreasonably withheld, by giving Owner and Agent a thirty (30) day prior written notice of such modification, provided that, if neither Owner nor Agent objects to such modification within such thirty (30) day period, such modification shall be deemed consented to by Owner and Agent.

                  (b) In performing its duties and obligations hereunder, Servicer shall not make any modification or amendment with respect to a Receivable, except as provided pursuant to Section 2.6(c) or the Collection Policy.

         2.17. Records. Servicer shall maintain or cause to be maintained such books of account and other records as will enable Owner and Agent to determine the status of each Receivable.

         2.18. Enforcement.

                  (a) Servicer shall, to the extent consistent with the servicing standards required by Section 2.16 hereof, act with respect to the Receivables and the Insurance Policies in such manner as will, in the reasonable judgment of Servicer, maximize the amount to be received by Owner with respect thereto.

                  (b) Servicer shall, consistent with the standard of care set forth in Section 2.16, sue to enforce or collect upon the Receivables and the Insurance Policies (including unpaid claims), in its own name, if possible, or as agent for Owner. If Servicer commences a legal proceeding to enforce a Receivable or an Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the Receivable and the related rights under the Insurance Policies by Owner to Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that Servicer may not enforce a Receivable or an Insurance Policy on the grounds that it is not a real party in interest or a holder entitled to enforce the Receivable or the Insurance Policy, Owner shall, at Servicer's request, assign the Receivable or the Insurance Policy to Servicer for the limited extent necessary to enforce the Receivable or the Insurance Policy, or take such steps as

Owner deems necessary to enforce the Receivable or the Insurance Policy, including bringing suit in its name. Servicer shall be entitled to reimbursement for expenses incurred in connection with exercising such recourse rights with respect to the Receivables pursuant to this Section 2.18.

                  (c) Servicer shall exercise any rights of recourse against third persons that exist with respect to any Receivable in accordance with Servicer's usual practice and the standard of care required by Section 2.16 hereof. In exercising such recourse rights, Servicer is hereby authorized on Owner's behalf to reassign the Receivable and to deliver the certificate of title to the Financed Vehicle to the person against whom recourse exists at the price set forth in the document creating the recourse. Servicer shall be entitled to reimbursement for expenses incurred in connection with exercising such recourse rights with respect to the Receivables pursuant to this Section 2.18.

                  (d) Servicer may return any overpayment of any Receivable to the appropriate party and if such overpayment has been remitted to the Collection Account, Servicer may deduct the amount of such overpayment from amounts otherwise payable by Servicer into the Collection Account. Servicer may not permit any rescission or cancellation of any Receivable nor may it take any action with respect to any Receivable or Insurance Policy which would materially impair the rights of Owner therein or in the proceeds thereof.

                  (e) Except as provided in the Collection Policy, Servicer may not increase or reduce the amount of any scheduled payments or extend or modify any term of any Receivable.

         2.19. Crime Insurance. Servicer shall maintain, at its own expense, a crime insurance policy, with broad coverage with responsible companies on all officers, employees or other Persons acting on behalf of Servicer in any capacity with regard to the Receivables to handle funds, money, documents and papers relating to the Receivables. Any such insurance shall protect and insure Servicer against losses for dishonest acts of such Persons and shall be maintained in a form that would meet the requirements of prudent institutional auto loan servicers and in an amount of not less than $10,000 per occurrence. Agent shall be named as loss payee and as an additional named insured on such policy.

         2.20. Responsibilities of Servicer. Servicer shall have no duties, obligations or responsibilities other than those specifically expressed and set forth herein, and no implied obligations of Servicer shall be read into this Agreement.

         2.21. Notice of Store Closings. Servicer shall provide at least sixty
(60) days advance written notice to Owner, Agent and the Noteholders of any closing of stores acquired from the Sellers and shall include with such notice a description of the Servicer's alternate arrangements for collecting Receivables associated with such stores. Servicer agrees, in the absence of any other arrangement acceptable to Servicer, Owner, Agent and the Noteholders, to provide coupon payment books to the Account Debtors who are affected by such store closing.

                                   ARTICLE III

                                   COLLECTIONS

         3.1.     Collections.

                  (a) Subject to Section 3.1(b) below, Servicer shall deposit into the Designated Deposit Accounts on each Business Day and shall remit to the Collection Account, and to no other account, on or before the second (2nd) Business Day after receipt thereof, all payments made by or on behalf of each Account Debtor, including all actual payments, insurance proceeds, recoveries, collections and all proceeds relating to the repossession or disposition of the Financed Vehicles, and all payments or other amounts, if any, made by or on behalf of each Account Debtor or received by Servicer with respect to any Receivable (the "Collections").

                  (b) Owner shall pay to Servicer on or before the twelfth
(12th) day of each month (but in no event earlier than two (2) days after delivery of the Monthly Servicer Reports), all of the servicing fee and expenses due to Servicer pursuant to Section 2.4, and if applicable, Section 5.7, of this Agreement. Notwithstanding Section 3.1(a) above, if, in any calendar month, Owner (i) does not timely pay to Servicer all amounts required to be paid to Servicer pursuant to Section 2.4(a) or (d), Servicer may, commencing on the second Business Day after notice to Owner and Agent of such nonpayment, retain from the Collections to be remitted to the Collection Account thereafter, an amount equal to such unpaid amounts in payment thereof, (ii) does not timely pay to Servicer all amounts required to be paid to Servicer pursuant to Section 2.4(b) and such amounts are set forth in the Monthly Servicer Report and are not the subject of a bona fide dispute by Owner pursuant to written notice given to Servicer of such dispute, Servicer may, commencing on the second Business Day after notice to Owner and Agent of such nonpayment, retain from the Collections to be remitted to the Collection Account thereafter, an amount equal to such unpaid amounts in payment thereof, and (iii) does not timely pay any unsatisfied and undisputed indemnity obligations to Buyer pursuant to the Purchase Agreement, Servicer may, commencing on the second Business Day after the later of (x) the date that notice of such nonpayment is received by Owner and Agent and (y) the date that Agent's Notice is received by Servicer, an amount equal to the lesser of one million five hundred thousand dollars ($1,500,000) or such unpaid amounts, in payment thereof; provided, however that after both the debt owing to the Noteholders and the Senior Debt has been paid in full, there shall be no limitation on the ability of Servicer to retain undisputed indemnity obligations.

                  (c) Any expense reimbursement shall be for amounts which are consistent with the provisions of this Agreement and shall be substantiated to the reasonable satisfaction of Owner and Agent. Owner and Agent shall have the right to review all of the expenses for which Servicer seeks or is paid reimbursement. Any payment to Servicer of expenses pursuant to Section 3.1(b) shall not limit the right of Owner or Agent to review any such expense or to dispute any such expense. Any indemnity obligation of Owner shall be documented with specific reference to the provisions of the Purchase Agreement which give rise to such claim on the part of the Servicer. In the event any expense or indemnity obligation for which Servicer seeks reimbursement is disputed by Owner or Agent, Servicer, Owner and Agent shall each use their best efforts to reconcile such dispute. If Owner, Agent and Servicer cannot agree on a disputed expense or indemnity obligation, such expense or indemnity obligation shall not be the subject of reimbursement to Servicer until such disputed expense or indemnity obligation has been reviewed pursuant to the Payment Reimbursement Dispute Resolution Policy, a copy of which is attached to this Agreement as Exhibit F. Any expense which is paid to Servicer or which is retained by Servicer pursuant to Section 3.1(b) and which is subsequently disputed by Owner or Agent, may be deducted from any subsequent reimbursable expenses or any fees to be paid to Servicer pursuant to Section 2.4 or Section 5.7. Upon resolution of any disputed amounts, any amounts owing to the Servicer shall be paid to or retained by the Servicer pursuant to Section 3.1(b).


                                   ARTICLE IV

                          REPRESENTATIONS AND COVENANTS

         4.1. Representations of Servicer. Servicer hereby represents to Owner, Agent and the Noteholders that as of the date of this Agreement and, for so long as Servicer shall continue to act as Servicer hereunder:

                  (a) Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and is qualified to do business in each other state where the failure to be so qualified would have a materially adverse effect on its business or properties.

                  (b) All necessary corporate, regulatory or other similar action has been taken to authorize and empower Servicer and the officers or representatives acting on Servicer's behalf, and Servicer has full power and authority to execute, deliver and perform this Agreement.

                  (c) This Agreement has been duly authorized, executed and delivered by Servicer and the performance and compliance with the terms of this Agreement will not violate Servicer's articles of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract or agreement to which Servicer is a party or which may be applicable to Servicer or any of its assets, or create any adverse claim upon its assets.

                  (d) Servicer is duly licensed and qualified to perform the functions specified herein, and this Agreement constitutes a valid, legal and binding obligation of Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforcement of creditor's' rights generally and to general principles of equity.

                  (e) Servicer is not in violation of, and the execution, delivery and performance of this Agreement by Servicer will not constitute a violation with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which violation might have consequences that would materially and adversely affect the condition (financial or other) or operations of Servicer or its properties or might have consequences that would affect the performance of its duties hereunder.

                  (f) No proceeding of any kind, including but not limited to litigation, arbitration, judicial or administrative, is pending or threatened against or contemplated by Servicer which would under any circumstance have an adverse effect on the execution, delivery, performance or enforceability of this Agreement. There is no injunction, writ, restraining order or other order of any nature to which Servicer is subject that would adversely affect Servicer's operations, including the performance of its agreements and the transactions contemplated hereby.

                  (g) No information, Officer's Certificate or statement furnished in writing or report delivered to Owner by Servicer required under this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the information, certificate, statement or report not misleading; provided, that Servicer makes no representation or warranty with respect to any information incorporated into or forming the basis for any Officer's Certificate, information, statement or report provided by Servicer that is provided to Servicer by any other Person except any other Person which is an affiliate of Servicer.

                  (h) Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder.

                  (i) Servicer has made or obtained all consents, filings or governmental approvals required for the due execution, delivery and performance of agreements and the servicing of the Receivables.

                  (j) No event has occurred which would adversely affect Servicer's ability to perform the agreements and transactions contemplated hereby.

                  (k) Servicer's principal place of business and chief executive office are at the address specified in Section 7.3 and there have been no other such locations during the four (4) month period preceding the date hereof.

         4.2. Covenants of Servicer. Servicer hereby covenants to Owner, Agent and the Noteholders for so long as Servicer shall continue to act as Servicer hereunder:

                  (a) All payments received by Servicer with respect to the Receivables will be received in trust by Servicer for the benefit of Owner and Agent and will be deposited into the Designated Deposit Accounts which are not subject to any Lien in favor of any other Person.

                  (b) Servicer will not close or relocate its Dallas, Texas collection center for a period of two years from the date of this Agreement without the prior consent of Owner and Agent, which consent shall not be unreasonably withheld.

                  (c) The Servicer acknowledges that: (i) the Agent has a first priority security interest in the Receivable Files and the proceeds therefrom (the "Collateral") and (ii) Servicer has no interest, except as provided in section 3.1(b), in the Collateral or the proceeds of Collateral deposited in the Designated Deposit Accounts. Except as otherwise provided in this Agreement, the Servicer agrees to hold the Collateral in its possession as agent for the Agent for the purpose of perfecting the security interest granted by the Owner to the Agent in the Collateral.

                  (d) The Servicer agrees to give written notice to Agent within two (2) Business Days of the occurrence of any Event of Servicing Termination of which it has knowledge or should have had knowledge based upon the exercise of the standard of care set forth in Section 2.16 hereof.

         4.3. Representations of Owner. Owner hereby represents to Servicer, Owner, Agent and the Noteholders that as of the date of this Agreement:

                  (a) With respect to each Receivable, Owner has delivered custody to Servicer, of all documents listed in Section 2.12(a) that comprise the Servicer File.

                  (b) At the time of delivery of custody of each Servicer File to Servicer pursuant to Section 2.12(a), all information contained in such Servicer File with respect to the Receivables has been so delivered.

                  (c) Subject to Section 2.8 of this Agreement, the equipment and computer system purchased by Buyer pursuant to the Purchase Agreement is fully operational and capable, without any material modification, of being utilized by Servicer to service the Receivables pursuant to this Agreement.

         4.4. Covenants of Owner. Owner hereby covenants to Servicer, Owner, Agent and the Noteholders:

                  (a) Owner hereby agrees to notify Servicer of any Lien or storage notices, within twenty-four (24) hours of receipt thereof.

         4.5. Survival of Representations. The representations set forth in this
Article IV are continuous and shall survive the date of this Agreement. Upon discovery by Owner, Agent or Servicer of a breach of any of the foregoing representations and covenants, Owner, Agent or Servicer shall give prompt written notice to the breaching party.

                                    ARTICLE V

                            TERMINATION AND REMEDIES

         5.1. Events of Servicing Termination. Any of the following acts or occurrences shall constitute an "Event of Servicing Termination" under this
Agreement:

                  (a) any failure by Servicer to make any payment, transfer or deposit to Owner on the date such payment, transfer or deposit is required to be made;

                  (b) any failure by Servicer to provide the Monthly Servicer Report, the Officer's Certificate, the Weekly Delinquency Report or the annual compliance statement to be provided pursuant to Section 2.7, as and when due, and such failure has not been cured within five (5) Business Days after the date of such failure, provided such time period may be extended in writing by Agent, to the extent Servicer is diligently pursuing a cure of such failure;

                  (c) the Rolling Average Delinquency exceeds fifteen percent (15%);

                  (d) the Rolling Average Charged-Off Losses attributable to Charged-Off Receivables exceeds three and fifteen hundredths percent (3.15%) for any month;

                  (e) the Total Collections for the period indicated do not equal or exceed the amount in the total cash column for the same period and the Total Cumulative Collections for the period indicated do not equal or exceed the amount in the cumulative cash column for the same period set forth on Exhibit H attached to this Agreement;

                  (f) except with the consent of Owner and Agent, which shall not be unreasonably withheld, there shall occur a "Change of Control of Servicer" or a "Change of Control of UDC". For purposes of the preceding sentence, a "Change of Control of Servicer" shall mean the occurrence of any event following which at least fifty-one percent (51%) of the outstanding voting securities of Servicer shall not at such time be beneficially owned by UDC or a direct or indirect subsidiary of UDC. A "Change of Control of UDC" shall mean any one or more of the following events:

                  (1) A change of control of UDC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Securities Exchange Act of 1934, as amended ("1934 Act");

                  (2) A change of control of UDC through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the 1934 Act), excluding affiliates of UDC as of the date hereof, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act), directly or indirectly, of securities of UDC representing eighty percent (80%) or more of the combined voting power of UDC's then outstanding securities;

                  (3) Any consolidation or merger of UDC in which UDC is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of UDC in which the holders of the shares of stock immediately before the merger have at least fifty-one percent (51%) of the ownership of common stock of the surviving company immediately after the merger;

                  (4) The shareholders of UDC approve any plan or proposal for the liquidation or dissolution of UDC; or

                  (5) Substantially all of the assets or UDC are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which UDC is a member.

Notwithstanding anything to the contrary above, this provision shall not apply to any "Change of Control of Servicer" or "Change of Control of UDC" if the person obtaining such control has a net worth equal to or greater that the net worth of UDC as of the date of such Change of Control.

                  (g) any failure, other than as set forth in paragraphs (a) -
(e) above, on the part of Servicer to either duly observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement and such failure continues unremedied after the date which is the earlier of ten (10) days from (i) the date of knowledge of such failure by Servicer or (ii) the date of receipt by Servicer of written notice of such failure by Agent, provided such time period may be extended in writing by Agent, to the extent Servicer is diligently pursuing a cure of such failure;

                  (h) any representation made by Servicer in Section 4.1(a) of this Agreement, or in any certificate delivered pursuant to this Agreement, shall prove to have been incorrect when made in any material respect;

                  (i) UDC or the Servicer shall fail to make any payment when due with respect to any Indebtedness of UDC or the Servicer (other than an obligation payable hereunder), or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness and such failure relates to the acceleration of an amount in excess of $10,000,000, in the case of UDC and $2,000,000, in the case of the Servicer, and such failure shall continue for a period of sixty (60) days following the occurrence of such failure;

                  (j) An involuntary case shall be commenced against UDC or Servicer and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of UDC or the Servicer in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of UDC or the Servicer adopts any resolution or otherwise authorizes any action to approve any of the foregoing. A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over UDC or the Servicer or over all or a substantial part of the assets of UDC or the Servicer shall be entered; or an interim receiver, trustee or other custodian of UDC or the Servicer or of all or a substantial part of the assets of UDC or the Servicer shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets of UDC or the Servicer shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the board of directors of UDC or the Servicer adopts any resolution or otherwise authorizes any action to approve any of the foregoing;

                  (k) UDC or the Servicer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its assets; or UDC or the Servicer shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due, or the board of directors of UDC or the Servicer adopts any resolution or otherwise authorizes any action to approve any of the foregoing;

                  (l) At any time, for any reason, any Designated Deposit Account is subject to a Lien;

                  (m) Dennis Adams ceases to hold a senior position with the Servicer having primary responsibility for collections of the Receivables during the period from the date of this Agreement to the first annual anniversary of this Agreement, except in connection with his termination for cause. For purposes of the preceding sentence, "cause" shall mean (i) Adams fails to perform his duties with Servicer, or engages in gross misconduct, gross negligence or acts in bad faith in the performance of such duties; (ii) Adams refuses or fails to follow any lawful direction of any of the officers or directors of Servicer or any of his supervisors within the management of Servicer, or violates any lawful rule or regulation established by Servicer from time to time regarding the conduct of its business; (iii) Adams knowingly violates any law, rule or regulation applicable to the business of Servicer; or
(iv) Adams is convicted of committing a felony or crime involving moral turpitude or engages in conduct that is detrimental to Servicer or that could reasonably be expected to have an adverse impact on the standing or reputation of Adams or Servicer;

                  (n) There shall have occurred any event which materially adversely affects the ability of the Servicer to perform its obligations hereunder; or

                  (o) There is a material adverse change in the financial condition or operations of the Servicer or UDC.

         5.2.     Remedies.

                  (a) If an Event of Servicing Termination shall occur and be continuing, unless such Event of Servicing Termination shall have been waived in writing by Agent pursuant to Section 5.4, or if Owner elects to terminate this Agreement pursuant to Section 2.8, then, by written notice to Servicer (a "Termination Notice"), all of the rights of Servicer under this Agreement shall be terminated in accordance with the provisions of such notice.

                  (b) After receipt by Servicer of a Termination Notice pursuant to this Section 5.2, all authority and power of Servicer under this Agreement shall terminate in accordance with the provisions of such notice. Servicer hereby agrees to cooperate with Owner and Agent in effecting the termination of the responsibilities and rights of Servicer to conduct servicing under this Agreement.

                  (c) On and after the receipt by Servicer of a Termination Notice pursuant to this Section 5.2, Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by Agent in writing. During such period, Servicer shall continue to receive the Servicing Fee and reimbursement pursuant to the terms of this Agreement.

         5.3. Accountability and Liability. Servicer shall be strictly accountable and liable for all payments actually received by Servicer on the Receivables. Servicer shall be liable under this Agreement only for (i) a breach in the performance of any of its obligations under this Agreement, (ii) for Servicer's willful misconduct and (iii) for Servicer's gross negligence. Servicer shall not be liable to Owner or to any Person for any action taken or for refraining from the taking of any action in accordance with this Agreement, or for errors in judgment other than gross negligence or willful misconduct or for the occurrence of an Event of Servicing Termination described in Section 5.1(c), (d), (e), (f), (i), (j), (k), (m), (n) or (o). In no event shall
Servicer be liable to Owner for any consequential or punitive damages.

         5.4. Waiver of Events of Servicing Termination. Agent may waive in writing any Event of Servicing Termination by Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of an Event of Servicing Termination, such termination event shall cease to exist, and any terminating event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other Event of Servicing Termination or impair any right consequent thereon except to the extent expressly so waived.

         5.5. Survival. The agreements in this Article V shall survive the termination of the Purchase Agreement and payment in full of the Receivables.

         5.6. Force Majeure. Notwithstanding anything herein to the contrary, Servicer shall not be considered in default hereunder or have any liability to any party for any failure to perform if such failure arises solely out of the following causes beyond the control of Servicer, as the case may be: acts of God or a public enemy, fire, flood or war.

         5.7. Termination Other than an Event of Servicing Termination. If Owner and Agent or their respective successors or assigns or any future owner of the Receivables terminates this Agreement or any of the rights of Servicer other than pursuant to Section 5.2 or Section 2.8 above, Owner acknowledges that Servicer will suffer economic loss that is difficult to calculate at this time and, as such, Owner agrees that the Servicer shall be paid, as liquidated damages, an amount equal to the termination penalty set forth on Exhibit G hereto. Notwithstanding any other provision of this Agreement, the effective date of the termination of Servicer pursuant to this Section 5.7, shall not be prior to the date on which Servicer has received payment of the entire amount of the termination penalty due to Servicer by direct payment or by retention of Collections to the extent provided in Section 3.1(b).

                                   ARTICLE VI

                            TERMINATION OF AGREEMENT

         6.1. Effect of Termination. Upon termination of this Agreement, Servicer shall, at the direction of Owner and Agent, promptly deliver all Receivable Files, electronic files, Servicer Files and any related files and correspondence in its possession as are related to the management of the Receivables and the services provided hereunder to the Person designated by the Agent. All reasonable expenses related to the foregoing shall be borne by Servicer, except in connection with a termination under Section 2.8 or 5.7, in which case Owner shall pay such reasonable expenses.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         7.1. Amendments. This Agreement may only be amended by mutual written consent of Servicer, Agent and Owner.

         7.2. Waivers. The provisions of this Agreement may only be waived by written consent of the parties hereto. The failure of any party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's right to enforce such provision, nor shall the waiver by any party of any breach of any provision of this Agreement be deemed or held to be a waiver of any further breach of the same provision or any other provision.

         7.3.     Notices.

                  (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided, that, any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed, telecopied or delivered, to the address or facsimile number set forth below; or, as to Servicer or Owner, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to Servicer and Owner.

                  If to Servicer:           CHAMPION ACCEPTANCE CORPORATION
                                            2525 East Camelback Road, Suite 1150
                                            Phoenix, Arizona 85016
                                            Attn: Steven Johnson
                                            Facsimile No: (602) 852-6696

                  And copy to:              Snell & Wilmer L.L.P.
                                            One Arizona Center
                                            400 East Van Buren, 10th Floor
                                            Phoenix, Arizona 85004-0001
                                            Attn: Steve Pidgeon
                                            Facsimile No.: (602) 382-6070

                  If to Owner:              KARS-YES RECEIVABLES INC.
                                            P.O. Box 2923
                                            Dallas, Texas 7522-1923
                                            Attn: Harish Naran
                                            Facsimile No: (214) 777-4750

                  If to Agent:              Citicorp USA, Inc.
                                            599 Lexington Ave.
                                            21st Floor, Zone 10
                                            New York, New York  10043
                                            Attn:  Bradley Dietz
                                            Facsimile No:  (212) 751-1343

    And copy to:       Sidley & Austin
                       875 Third Ave.
                       New York, New York 10022
                       Attn: Barbara Vrancik
                       Facsimile No: (212) 906-2021

    If to Noteholders: The Equitable Life Assurance Society of the United States
                       and Equitable Capital Private Income and Equity Partnership II, L.P.
                       c/o Alliance Corporate Finance Group, Inc.
                       1345 Avenue of the Americas
                       New York, New York 10105
                       Attn: William Gobbo, Jr.
                       Facsimile: (212) 969-1529

    And copy to:       Paul, Weiss, Rifkind, Wharton & Garrison
                       1285 Avenue of the Americas
                       New York, New York 10019-6064
                       Attention: Alan W. Kornberg
                       Facsimile: (212) 757-3990

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery or faxed, be effective when delivered for overnight (next day) delivery, transmitted by facsimile machine, respectively, or if delivered, upon delivery.

         7.4. Severability of Provisions. If one or more of the provisions of this Agreement shall be held invalid for any reason, such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such remaining provisions. To the extent permitted by law, the parties hereto waive any law which renders any provision of this Agreement prohibited or unenforceable.

         7.5. Rights Cumulative. All rights and remedies under this Agreement are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

         7.6. No Offset. Prior to the termination of this Agreement, the obligations of Owner under this Agreement shall not be subject to any defense, counterclaim or right of offset which Owner may have against Servicer whether in respect of this Agreement, any Receivable or otherwise.

         7.7. Powers of Attorney. Owner shall, from time to time, provide to the employees of Servicer limited, revocable powers of attorney or other such written authorizations as may be reasonably appropriate to enable Servicer to perform its respective obligations under this Agreement; provided, however, that Owner shall not be required to provide such powers with respect to any matter for which Owner does not have authority to perform itself.

         7.8. Assignment and Binding Effect. This Agreement may be assigned by the Owner, Agent or the Noteholders upon ten days written notice to but without the consent of the Servicer. This Agreement may be assigned by the Servicer only with the prior written consent of the Agent and Owner. In the event of an assignment, all provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Notwithstanding the forgoing, Servicer may assign, without notice or consent, its rights and delegate its obligations under this Agreement to any affiliate or subsidiary of Servicer provided that Servicer shall remain responsible for the performance of all obligations of the Servicer under this Agreement. Any assignee of Owner, Agent or the Noteholders, by acceptance of any assignment, shall assume all liability and obligations, if any, of the assignor hereunder.

         7.9. Captions. The article, paragraph and other headings contained in this Agreement are for reference purposes only, and shall not limit or otherwise affect the meaning hereof.

         7.10. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original and such counterparts shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall have the same effect as an original executed counterpart hereof, with the understanding that originals of such facsimile signatures will follow.

         7.11. Governing Law. This Agreement shall be deemed entered into with and shall be governed by and interpreted in accordance with the internal laws of the State of Arizona, except to the extent that it is mandatory that the laws of some other jurisdiction apply.

         7.12. Parties. This Agreement shall inure solely to the benefit of and shall be binding upon the parties hereto, and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision contained herein.

         7.13. Relationship of the Parties. The relationship of the parties to this Agreement is that of independent contractors. Neither this Agreement nor any of the activities contemplated hereby shall be deemed to create any partnership, joint venture, agency or employer/employee relationship between Servicer and Owner.

         7.14. Incorporation by Reference. Each of the Exhibits to this Agreement, including but not limited to the Collection Policy, are incorporated by reference into this Agreement and shall be binding on the parties hereto to the same extent as if said Exhibits were set forth in their entirety in this Agreement. Notwithstanding anything else in this Agreement, to the extent there is a conflict between this Agreement and the Collection Policy, this Agreement shall control.

         7.15. Servicer Obligations. In order to more fully assure the monetary obligations of Servicer to Owner, Agent and the Noteholders, including but not limited to any liability of Servicer as described in Section 5.3, UDC is executing this Agreement for the limited purpose of this Section 7.15. In the event any monetary obligation of Champion Acceptance Corporation is undisputed and is due and owing by Champion Acceptance Corporation to Owner, Agent or Noteholders, UDC will, upon written notice of same, make payment of such amount to Owner, Agent or Noteholders, as directed in the notice, within thirty (30) days of receipt of the notice. Any disputed amounts owing by Champion Acceptance Corporation shall be resolved in accordance with Exhibit F hereto.

         7.16. Noteholders. Within five (5) Business Days of the date that all obligations under the Amended and Restated Financing Agreement and the securitization documents pertaining to the Subservicing Agreement (the "Senior Debt") have been paid in full, the Agent agrees to give the Agent's Notice to Servicer and to the Noteholders. Notwithstanding the foregoing, it is understood that the Agent shall incur no liability pursuant to the terms hereof on account of its failure to give the Agent's Notice to Servicer and to the Noteholders within such five (5) Business Days. On and after the date of delivery of the Agent's Notice to Servicer and the Noteholders, (i) every reference to the Agent in this Agreement shall automatically, and without further action on the part of Owner, Agent, Servicer or the Noteholders, be deemed to be a reference to the Noteholders for all purposes of this Agreement, and (ii) the Agent shall no longer be deemed a party to this Agreement and shall have no rights or obligations hereunder.

         7.17. Undertaking by Servicer. Servicer agrees to obtain the acknowledgement of each of General Electric Credit Corporation, SunAmerica Life Insurance Company and Harris Trust and Savings Bank, in its capacity as Trustee, that such parties do not have a Lien on the Designated Deposit Accounts.

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed as of the date first written above.

                                    CHAMPION ACCEPTANCE CORPORATION, an
                                    Arizona corporation


                                    By:     /s/ RUSSELL GRISANTI
                                       ---------------------------------

                                    Name:       Russell Grisanti
                                         -------------------------------

                                    Title:          President
                                          ------------------------------

                                                    "Servicer"



                                    KARS-YES FINANCIAL, INC., a Delaware
                                    corporation


                                    By:       /s/ HARISH NARAN
                                       ---------------------------------

                                    Name:         Harish Naran
                                         -------------------------------

                                    Title:          President
                                          ------------------------------

                                                     "Owner"


                                    CITICORP USA, INC.,
                                    a New York banking corporation


                                    By:     /s/ BRADLEY I. DIETZ
                                       ---------------------------------

                                    Name:       Bradley I. Dietz
                                         -------------------------------

                                    Title:              VP
                                          ------------------------------

                                                      "Agent"

         UDC executes this Agreement for the purposes set forth in Section 7.15 hereof.


                                        UGLY DUCKLING CORPORATION
                                        a Delaware corporation

                                        By: /s/ Gregory B. Sullivan
                                           --------------------------

                                        Name:  Gregory B. Sullivan
                                             ------------------------

                                        Title:      President
                                              -----------------------







         The Noteholders execute this Agreement for the purposes of (i) certain notice, information and inspection rights provided above and (ii) Section 7.16 hereof.

                                        THE EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES


                                        By: /s/ William Gobbo, Jr.
                                           --------------------------

                                        Name:   William Gobbo, Jr.
                                             ------------------------

                                        Title:  Investment Officer
                                              -----------------------



                                        EQUITABLE CAPITAL PRIVATE INCOME
                                        AND EQUITY PARTNERSHIP II, L.P.


                                        By: /s/ William Gobbo, Jr.
                                           --------------------------

                                        Name:   William Gobbo, Jr.
                                             ------------------------

                                        Title:  Investment Officer
                                              -----------------------

                                                   "Noteholders"

                                    EXHIBITS


Exhibit A                  Collection Policy

Exhibit B                  Form of Monthly Servicer Report

Exhibit C                  Form of Officer's Certificate

Exhibit D                  Form of Weekly Delinquency Report

Exhibit E                  Reimbursable Expenses

Exhibit F                  Payment Reimbursement Resolution Policy

Exhibit G                  Termination Penalty

Exhibit H                  Cash Collection Schedule

Exhibit I                  List of Designated Deposit Accounts

Schedule A                 List of Receivables